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EXHIBIT 4.5

                          INVESTMENT BANKING AGREEMENT

         THIS AGREEMENT is made as of July 1, 2003, by and between Generex Biotechnology Corporation, a Delaware Corporation having its principal office at 33 Harbor Square, Suite 202, Toronto, ON M5J-2G2 (the "Company"), and Gunn Allen Financial, Inc., a Florida corporation having an office at 1715 N. Westshore Boulevard, Suite 700, Tampa, Florida 33607 ("GAF").


         In consideration of the mutual premises contained herein and on the terms and conditions hereinafter set forth, the Company and GAF agree as follows:


1. PROVISION OF SERVICES. The Company hereby retains GAF to perform non-exclusive consulting services related to corporate finance and investment banking matters, and GAF hereby accepts such retention and shall undertake all reasonable efforts to perform for the Company the duties described herein. In this regard, GAF shall devote such time and attention to the business of the Company as shall be reasonably determined by GAF necessary to perform the duties described herein.

         (a) GAF agrees, to the extent reasonably required in the conduct of the business of the Company, and at the Company's written request to GAF's Senior Vice President of Corporate Finance (or such other person designated by GAF), to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

               (i) advice with regard to stockholder relations and public relations matters, and

               (ii) evaluation of financial matters and assistance in financial arrangements and investment banking transactions, including assistance and advice with regard to maximization of shareholder value and merger and acquisition candidates.

         (b) [Intentionally omitted.]

         (c) At GAF's request, the Company will provide "due diligence" presentations to Registered Representatives of GAF and other brokerage firms. GAF agrees to use reasonable efforts to arrange such meetings.

         (d) Notwithstanding the foregoing, GAF shall provide general services to the Company in connection with mergers, acquisitions, consolidations, joint ventures, divestitures and similar corporate finance transactions; however, subject to paragraph 3(d) below, for each such specific transaction or transactions, GAF and the Company will formalize their arrangement in a separate agreement at the time specific service is provided.

         (e) GAF shall use reasonable efforts in furnishing advice and recommendations, and for this purpose GAF shall at all times maintain or keep and make available qualified personnel or a network of qualified outside professionals for the performance of its obligations under this Agreement, at its sole expense. To the extent reasonably practicable, GAF shall so use its own personnel rather than outside professionals.

         (f) If warranted and mutually agreed upon by and between the Company and GAF, the Company shall use reasonable efforts to invite a representative appointed by GAF to attend and participate in at least one meeting of its Board of Directors for every year that this Agreement is in effect. The Company shall provide notice of such meetings to GAF at least two (2) days prior to the date that the meeting is scheduled to occur. GAF will use its reasonable efforts to attend any other meetings of the Company's Board of Directors to which the Company requests GAF's attendance. Any expenses incurred by GAF in attending such meetings shall be borne by the Company.


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2. TERM. Unless otherwise provided for in this Agreement, GAF's retention hereunder shall be for a term of two (2) years, commencing on the date hereof and expiring on the second anniversary date of this Agreement (the "Termination Date"). Except as provided for in paragraph 8 below, GAF may not terminate this Agreement without the written consent of the Company prior to the Termination Date. In the event that the Company desires to terminate this Agreement, without "cause", prior to the Termination Date, it shall provide GAF with at least sixty
(60) days prior written notice of its intention to terminate this Agreement and this Agreement shall so terminate following the expiration of this sixty (60) day period, without any further responsibility for either party; provided, however, that GAF shall be entitled to receive all compensation and un-reimbursed expenses, if any, outstanding as of the date of termination.

3. COMPENSATION. In consideration for the services provided by GAF hereunder, the Company shall:

         (a) pay to GAF the sum of $120,000, payable in accordance with Schedule A of this Agreement.

         (b) pay all reasonable travel related expenses incurred by GAF in its performance of this Agreement. The Company shall make all necessary travel and lodging arrangements for GAF personnel, and shall prepay such expenditures relating to any travel and lodging required pursuant to GAF's duties hereunder. All other travel related expenditures in excess of $100 per month shall be approved, in writing, by the Company prior to any such expenditures. Subject to the above, the Company shall reimburse GAF for all expenses reasonably incurred by GAF immediately upon its receipt of an expense accounting from GAF.

         (c) issue to GAF a warrant (the "Warrant") to purchase up to 600,000 shares of the common stock of the Company (the "Underlying Common Stock") on the following terms at a per share price of $2.00 (the "Strike Price"). The Warrant, which will be issued upon execution and delivery of this Agreement, will vest as follows: 300,000 shares, the ("First Tranche") ninety (90) days from execution, and 300,000 shares, the ("Second Tranche") six (6) months from execution . Notwithstanding the foregoing, the Warrant shall immediately and completely vest, in favor of GAF, and shall become immediately exercisable, in the event of
(i) a termination of this Agreement for any reason other than for "cause;" or
(ii) the sale of the Company (or substantially all of the assets thereof) or the acquisition (or merger) transaction of the Company by or into another entity. The Warrant shall be issued to GAF in the form of a warrant agreement (the "Warrant Agreement"), which shall be in form and content satisfactory to GAF. The Warrant Agreement shall provide for, among other provisions, the above terms and the following:

               (i) subject to paragraph 3(c) (i) and (ii) above, that GAF may exercise the Warrant at any time after the first anniversary date of the Warrant Agreement. The Warrant shall expire six (6) years from the date that the Warrant Agreement is issued.

               (ii) [intentionally deleted]

               (iii) that, in lieu of any cash payment required by GAF in connection with the exercise of the Warrant, the holder(s) of the Warrant shall have the right at any time and from time to time, to exercise the Warrant in full or in part by surrendering the Warrant Agreement as payment of the aggregated Strike Price. The number of shares of Underlying Common Stock to be issued upon exercise shall be determined by multiplying the number of the shares of common stock within the Warrant to be exercised by an amount equal to the aggregate market price per share of common stock within the Warrant to be exercised less the Strike Price per share of common stock within the Warrant to be exercised, and then dividing the product thereof by the market price per share. Solely for the purposes of this paragraph, market price shall be calculated as the average of the market prices for each of the five (5) trading days preceding the date notice is given that the holder(s) intend(s) to exercise the Warrant.


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               (iv) that the Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrant. Furthermore, the Company shall accept, and shall so instruct its transfer agent to accept, an appropriate Rule 144 opinion letter from any qualified securities attorney (not just an opinion from the Company's counsel) representing GAF or any of its employees or agents that are holders of the Warrant.

               (v) that the Company shall, subject to the conditions listed below, grant "piggy back" registration rights to include the shares of the Underlying Common Stock in any registration statement (except for Form S-4 or S-8 filings, or any equivalent thereto) filed by the Company under the Securities Act of 1933 relating to an underwriting of the sale of shares of common stock or other security of the Company, subject to customary and reasonable underwriter imposed lock-up requirements. In the event that the Company grants registration rights to any other stockholder on terms and conditions that GAF deems to be more favorable than those granted hereunder, the Company shall grant the same rights to GAF. Furthermore, in the event that the Company grants registration rights to any other stockholder, the Company shall issue written notice thereof to GAF at least 10 business days prior to the date that the Company files any such registration statement.

         (d) if the Company shall, within two years from the date of this Agreement, enter into any agreement or understanding with any person or entity first introduced by GAF involving (i) the sale of all or substantially all of the assets and properties of the Company or the sale or acquisition by the Company of a subsidiary or other division thereof, (ii) the merger, divestiture, or consolidation of the Company (other than a merger or consolidation effected for the purpose of changing the Company's domicile), or any subsidiary or other division thereof, with or into another person or entity; or (iii) the acquisition by the Company of the assets or stock of another business entity, which agreement or understanding is consummated during such two year period or within one year of the expiration of such two year period, the Company, upon such consummation, shall pay to GAF an amount equal to the following percentages of the consideration paid by or to the Company in connection with such transaction:

               (i) 5% of the first $1,000,000 or portion thereof, of such consideration;

               (ii) 4% of the second $1,000,000 or portion thereof, of such consideration;

               (iii) 3% of the third $1,000,000, or portion thereof, of such consideration;

               (iv) 2% of the fourth $1,000,000, or portion thereof, of such consideration; and

               (v) 1% of such consideration in excess of first $4,000,000 or portion thereof, of such consideration.

The fee payable to GAF will be in the form of cash consideration (unless otherwise agreed to in writing by GAF) in connection with any such transaction falling under this paragraph. It is understood that the designation of GAF to act as a finder is not exclusive and that the Representative shall not be entitled to the foregoing amounts unless it participates in the introduction, or is otherwise engaged by the Company to structure, facilitate or negotiate the transaction.



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4. REPRESENTATIONS AND WARRANTIES OF GAF. GAF represents and warrants that:

         (a) it is a securities broker-dealer duly licensed and registered pursuant to federal and state securities laws rules and regulations;

         (b) it has the authority and ability to provide the services contemplated in this Agreement; and

         (c) it is a member in good standing with the NASD and is in good standing with all states within which it is registered to conduct securities business.

5. INDEMNIFICATION. The Company agrees to indemnify and hold harmless GAF and its affiliates, the respective directors, officers, partners, agents and employees and each other person, if any, controlling GAF or any of its affiliates (collectively the "GAF Parties") from all losses, claims, damages, liabilities and expenses incurred by them (including attorney's fees and disbursements) that result from any violations of securities laws or rules or any untrue statements made by the Company, its agents or employees, or any statements omitted to be made in connection with securities related matters by the Company, its agents or employees. GAF will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company (the "Company Parties") from and against all losses, claims, damages, liabilities and expenses that result from malfeasance, or gross negligence in the performance of GAF's duties hereunder (including attorney's fees and disbursements). Each person or entity seeking indemnification hereunder shall promptly notify the Company, or GAF as applicable, of any loss, claim, damage or expense for which the Company or GAF as applicable, may become liable pursuant to this Section 5. Neither party shall pay, settle or acknowledge liability under any such claim without the written consent of the party liable for indemnification, and shall permit the Company or GAF as applicable a reasonable opportunity to cure any underlying problem or to mitigate damages. The scope of this indemnification between GAF and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant only to this Agreement.

The Company or GAF, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within fifteen (I5) days of notice of the claim.

6. STATUS OF GAF. GAF shall at all times be an independent contractor of the Company and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company or bind it to any agreements.

7. OTHER ACTIVITIES OF GAF. The Company recognizes that GAF now renders and may continue to render financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company. GAF shall be free to render such advice and other services and the Company hereby consents thereto. GAF shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes, in its sole discretion.

8. COVENANTS OF THE COMPANY. The Company covenants, promises and agrees that:

         (a) during the term of this Agreement, the Company shall provide GAF at least fourteen (14) days prior written notice of the proposed sale of any securities of the Company in a "Regulation S" or "Regulation D" offering. Such notice shall specify the type of securities to be offered, the purchase price thereof, the terms and conditions of the offering and the proposed offering date. GAF shall be entitled to immediately terminate this Agreement and retain all of the compensation set forth herein without offset and with no further liability to the Company, in the event that, during the term of this Agreement, the Company completes a sale of its securities pursuant to a Regulation D or S offering, without GAF's prior written consent thereto.

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         (b) it shall immediately notify GAF in the event that it is de-listed from the NASDAQ Small Cap Market. The Company understands and acknowledges that, in the event of any such de-listing, GAF will be entitled to terminate this Agreement, in its sole and absolute discretion. All unpaid and unsecured compensation will be due up to the termination date.

         (c) during the term of this Agreement, the Company shall furnish GAF with copies of its annual, quarterly and proxy filings with the SEC, immediately upon the Company's filing thereof.

9. CONTROL. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the affairs of the Company.

10. PUBLIC DISCLOSURE REQUIREMENT. Within thirty (30) business days of the final execution of this Agreement, the Company shall cause the release of a public announcement which sets forth, in pertinent part, a description of this Agreement, including without limitation, the name of GAF, the nature of the services to be provided hereunder by GAF and the compensation paid to it in connection herewith. At least three (3) business days prior to the dissemination of any such public announcement or filing containing the above required description, the Company shall submit to GAF, for its review and comment, the proposed public announcement or description. GAF shall thereafter have three (3) business days within which to submit its editions or amendments to the public announcement and/or description for inclusion therein, which editions and amendments shall be incorporated in the final version disseminated by the Company, unless, in the reasonable judgment of counsel to the Company, such editions or amendments cannot be incorporated. Furthermore, during the term of this Agreement, the Company shall disclose in its quarterly and annual filings the nature and terms of this Agreement.

11. NOTICES. Any notices hereunder shall be sent to the Company and GAF at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

13. JURISDICTION AND VENUE. This Agreement has been made in the State of Florida and shall be governed by and construed in accordance with the laws thereof without regard to principles of conflict of laws. Any proceeding commenced by GAF to enforce or interpret any provision of this Agreement may be brought in the City of Tampa, State of Florida. The Company hereby submits to the jurisdiction of the courts of the Florida, including the federal courts, for such purposes.

14. NO ASSIGNMENT. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.


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15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. NON-COMPLIANCE. If any provision of this Agreement conflicts with any law, rule or regulation of any federal, state or self-regulatory organization, including the Securities and Exchange Commission, the blue-sky laws of any state, the National Association of Securities Dealers, Inc., or any other governmental authority having jurisdiction over the activities or services described herein, then in that event, the Company and GAF shall amend this Agreement to bring any affected provision into compliance with such regulations.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Gunn Allen Financial, Inc.                         Generex Biotechnology
----------------------------                       ----------------------------
By:    Richard A. Frueh                            By:   Anna E. Gluskin
Its:   Chief Executive Officer                     Its:  Chief Executive Officer




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                                   SCHEDULE A

                               Date Amount Payable


                  Execution of Agreement                      $15,000.00


                  October 1, 2003                             $15,000.00

                  January 1, 2004                             $15,000.00

                  April 1, 2004                               $15,000.00

                  July 1, 2004                                $15,000.00

                  October 1, 2004                             $15,000.00

                  January 1, 2005                             $15,000.00

                  April 1, 2003                               $15,000.00

                  Total Payments                              $120,000.00